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                       May 5, 2023

       Anshul Maheshwari
       Chief Financial Officer
       SI-BONE, Inc.
       471 El Camino Real, Suite 101
       Santa Clara, CA 95050

                                                        Re: SI-BONE, Inc.
                                                            Form 10-K for the
fiscal year ended December 31, 2022
                                                            Filed March 2, 2023
                                                            File No. 001-38701

       Dear Anshul Maheshwari:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Industrial Applications and

                       Services
       cc:                                              Michael Pisetsky, SVP &
CLO